UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 26, 2007
Brookside Technology Holdings Corp.
(Exact name of registrant as specified in its charter)

Florida (State or Other Jurisdiction)	333-133253 (Commission File Number)	20-3634227 (IRS Employer Identification No.)
7703 North Lamar Blvd
Austin, TX 78752
(Address of principal executive offices) (zip code)
(512) 692-2100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 26, 2007, Brookside Technology Holdings Corp. (the “Company”) acquired all of the membership interest of U.S. Voice & Data, LLC, an Indiana limited liability company (“USVD”), from The Michael P. Fischer Irrevocable Delaware Trust under Agreement dated April 5, 2007, and The M. Scott Diamond Irrevocable Delaware Trust under Agreement dated April 23, 2007 (the “Sellers”), pursuant to a Membership Interest Purchase Agreement closed on such date (the “Purchase Agreement”). USVD, headquartered in Louisville, Kentucky, with offices in Lexington, Kentucky and Indianapolis, Indiana, is a leading regional provider of telecommunication services, including planning, design, installation and maintenance for converged voice and data systems. USVD had un-audited revenue of $15.3 million for the trailing twelve months ended August 31, 2007, and audited 2006 revenue of $12.1 million. Prior to the acquisition, the Company did not have any relationship with the Sellers. The purchase price was paid through a combination of shares of common stock, cash at closing and a seller note. Additionally, the Purchase Agreement provides the Sellers with the opportunity to earn additional stock or cash consideration in the form of a three-year performance based EBITDA earnout.
     Additionally, the Company caused USVD, its new subisidiary, to enter into employment agreements with Michael P. Fischer and M. Scott Diamond, with initial terms of three years, pursuant to which they will serve as USVD’s CEO and COO, respectively. The employment agreements contain standard terms and provisions, including non competition and confidentiality provisions and provisions relating to early termination and constructive termination, and provide for an annual base salary and certain standard benefits.
     The Company, through Midtown Partners & Co., LLC and LCG Capital, raised approximately $11.0 million to finance the acquisition of USVD, consisting of approximately $8.0 million of senior and subordinated debt and $3.0 million of equity. In connection therewith, the Company and its two subsidiaries, USVD and Brookside Technology Partners, Inc., entered into a Credit Agreement with Hilco Financial LLC, pursuant to which Hilco agreed to provide a $7,000,000 revolving line of credit, bearing interest at 15% and maturing on September 26, 2008 (the “Senior Loan”). Additionally, the Company also entered into a Subordinated Note and a related Subordinated Note Purchase Agreement with DD Growth Premium Fund, pursuant to which DD Growth Premium Fund loaned the Company $1 million, bearing interest at 10% per annum and maturing on December 30, 2008 (the “Subordinated Loan”). Additionally, the Company entered into a Securities Purchase Agreement with Vicis Capital Master Fund, a sub-trust of Vicis Capital Series Master Trust, pursuant to which Vicis acquired 3,000,000 shares of Series B Convertible Preferred Stock of the Company for $3,000,000, which shares are convertible into 24,000,000 shares of common stock of the Company (subject to certain adjustments).
     In connection with the forgoing, the Company granted (a) Vicis a warrant to purchase 24,000,000 shares of common stock of the Company at an exercise price of $0.125 per share; (b) Hilco Financial LLC a warrant to purchase 61,273,835 shares of common stock of the Company at an exercise price of $0.137 per share; (c) DD Growth Premium Fund a warrant to purchase 10,000,000 shares of common stock of the Company at an exercise price of $0.114 per share; and (d) Midtown Partners & Co. a warrant to purchase 5,400,000 shares of common stock of the Company at an exercise price of $0.114 per share.
     The Company claims an exemption from the registration requirements of the Securities Act of 1933 (the “Act”) for (a) the issuance of the shares to the Sellers in connection with the acquisition of USVD, (b) the private placement of the Series B Convertible Preferred Stock to Vicis and (c) the issuance of the warrants listed above pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities. Pursuant to various registration rights agreements entered into with the various parties receiving securities as set forth above, the Company has agreed to register the resale of the shares of common stock issued or issuable upon conversion and/or exercise of the forgoing securities.
Item 2.01 Completion of Acquisition of Assets.
     See Item 1.01 above.

Item 3.02 Unregistered Sales of Equity Securities.
     See Item 1.01 above.
Item 5.03 Amendments to Articles of Incorporation or Bylaws.
     See Item 1.01 above. In connection with the issuance of Series B Convertible Preferred Stock to Vicis, the Company amended its Articles of Incorporation to create and designate the rights of the Series B Convertible Preferred Stock.
Item 9.01 Financial Statements and Exhibits.
     The Company intends to file the financial statements and pro forma financial information required by Item 9.01 of Form 8-K with regard to USVD through an amendment to this Form 8-K to be filed within 71 calendar days after the date of this Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brookside Technology Holdings Corp.
By: /s/ Bryan McGuire
Bryan McGuire, Chief Financial Officer

Dated: October 2, 2007

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